Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3627	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2008 RESULTS

McKinney, TX, October 22, 2008—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2008, net income was $.72 per share (after a charge of $.80 per share for impairment of invested assets) compared with $1.41 per share for the year-ago quarter. Net operating income for the quarter was $1.51 per share, a 9% per share increase compared with $1.38 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		% Chg.	Quarter Ended September 30,		% Chg.
	2008	2007		2008	2007
Insurance underwriting income*	$1.36	$1.28	6	$119.5	$119.9	—
Excess investment income	0.95	0.86	10	83.2	80.6	3
Parent company expense	(0.02)	(0.02)		(1.6)	(2.0)
Income tax	(0.76)	(0.72)	6	(67.0)	(67.5)	(1)
Stock option expense, net of tax	(0.02)	(0.01)		(1.8)	(1.2)

Net operating income	$1.51	$1.38	9	$132.3	$129.7	2

Reconciling items, net of tax:
Gain on sale of agency buildings	—	0.01		—	0.8
Realized gains (losses) on investments	(0.81)	0.01		(71.4)	0.9
Medicare Part D adjustment	0.04	0.02		3.2	1.5
Tax settlements	0.01	—		0.6	(0.1)
Net proceeds (cost) from legal settlements	(0.02)	—		(1.6)	0.1

Net income	$0.72	$1.41		$63.2	$132.9

Weighted average diluted shares outstanding (000)	87,811	94,061

*	See definitions in the discussions below and in the Torchmark 2007 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the third quarter 2008 with third quarter 2007:

Life insurance accounted for 69% of the Company’s insurance underwriting margin for the quarter and 60% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 27% of Torchmark’s insurance underwriting margin for the quarter and 34% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 6% of total premium revenue.

Net sales of life insurance increased 13%, while health sales, excluding Medicare Part D, fell 49%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Sept. 30, 2008	Quarter Ended Sept. 30, 2007	% Chg.
Life insurance	$406.1	$392.7	3
Health insurance – excluding Medicare Part D	230.9	253.1	(9)
Health – Medicare Part D	41.5	52.6	(21)
Annuity	3.5	4.9	(28)

Total	$682.0	$703.3	(3)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2008	% of Premium	Quarter Ended Sept. 30, 2007	% of Premium	% Chg.
Insurance underwriting margins:
Life	$108.0	27	$105.4	27	2
Health	41.9	18	44.8	18	(7)
Health – Medicare Part D	6.4	16	6.4	12	—
Annuity	0.3		2.4		(87)

	156.6		159.0
Other income	1.2		1.0
Administrative expenses	(38.3)		(40.1)		(4)

Insurance underwriting income	$119.5		$119.9		—
Per share	$1.36		$1.28		6

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total premium revenue ($140 million) and total underwriting margin ($47 million). Life premiums of $121 million were up 9% and life insurance underwriting margin of $40 million was up 12%. As a percentage of life premium, life underwriting margin was 33%, up from 32% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 2,887, up 10% from a year ago, and up 3% during the quarter. Net life sales were $28 million, up 15%.

Direct Response was Torchmark’s second leading contributor to total premium revenue ($139 million) and total underwriting margin ($31 million). Life premiums of $127 million were up 6%, and the life underwriting margin of $30 million was up 2%. As a percentage of life premium, life underwriting margin was 23%, down from 24%. Net life sales were $30 million, up 7%.

LNL Agency, was Torchmark’s third leading contributor to total premium revenue ($106 million), and total underwriting margin ($26 million). Life premiums of $72 million were down 1% and life underwriting margin of $18 million was down 4%. As a percentage of life premium, life underwriting margin was 24%, down from 25%. Producing agents grew to 3,476, up 69% from a year ago, and up 9% during the quarter. Net life sales were $13 million, up 47%.

UA Independent Agency was Torchmark’s leading contributor to health premium ($86 million) and health underwriting margin ($14 million). Health underwriting margin as a percentage of premium was 16%. Net health sales were $7 million, down 32%.

UA Branch Office Agency was Torchmark’s second leading contributor to health premium ($81 million), and health underwriting margin ($11 million). Health underwriting margin as a percentage of premium was 13%. Net health sales were $15 million, down 63%. Producing agents fell to 1,805, down 46% from a year ago.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Third quarter 2008 premium revenue was $42 million for the 2008 plan year compared with $53 million in the year-ago quarter for the 2007 plan year. Underwriting margin for third quarter 2008 was $6 million, same as the year ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Annuities comprised less than 1% of the Company’s insurance underwriting margin for the quarter ended September 30, 2008.

	Underwriting Margin (dollars in millions)
	Quarter Ended Sept. 30, 2008	Quarter Ended Sept. 30, 2007
Underwriting margin:
Fixed Annuities	$0.4	$0.4
Variable Annuities	(0.1)	2.1

Total underwriting margin	$0.3	$2.4

The variable annuity business is Torchmark’s only business where revenue is subject to changes in equity markets.

Administrative Expenses were $38.3 million, down 4.4% from the year-ago quarter due primarily to a decrease in litigation expense.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2008 with the third quarter 2007:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended Sept. 30, (dollars in millions, except per share data)
	2008	2007	% Chg.
Net investment income	$169.0	$163.0	4

Required interest:
Interest credited on net policy liabilities	(70.4)	(64.9)	8
Interest on debt	(15.4)	(17.5)

Total required interest	(85.8)	(82.4)	4

Excess investment income	$83.2	$80.6	3
Per share	$0.95	$0.86	10

Net investment income increased 4%, in line with a 4% increase in average invested assets. Interest credited on net policy liabilities increased 8% in line with a similar increase in the related liabilities. Interest on debt declined 12% due to a lower average rate on short-term debt and a reduction in average short-term debt outstanding.

Investment Portfolio

The composition of the investment portfolio at September 30, 2008 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$9,604	95%
Equities	17	—
Mortgage loans	18	—
Investment real estate	7	—
Policy loans	355	4%
Other long-term investments	55	1%
Short-term investments	66	1%

Total	$10,121	100%

Fixed maturities by asset class are as follows:

	Fixed Maturities (at amortized cost)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$6,816	$629	$7,444
Redeemable preferred stock	1,381	69	1,450
Municipal	257	—	257
Government-sponsored enterprises	216	—	216
Government and agencies	24	—	24
Residential mortgage-backed securities	24	—	24
Commercial mortgage-backed securities	17	—	17
Collateralized debt obligations	131	—	131
Other asset-backed securities	40	—	40

Total	$8,906	$698	$9,604

The market value of Torchmark’s fixed maturity portfolio was $8.2 billion; $1.4 billion lower than amortized cost of $9.6 billion. The $1.4 billion of net unrealized losses compares to $0.7 billion at June 30, 2008. This increase is due primarily to general economic conditions. Due to its strong liquidity position, Torchmark not only has the intent, but also the ability to hold these investments to maturity.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost and market value, 93% of fixed maturities were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 7.0% during the third quarter of 2008, same as the year-ago quarter.

Realized Capital Losses on Investments – during the quarter ended September 30, 2008:

Torchmark has holdings in debt issued by Lehman Brothers and Washington Mutual and preferred stock issued by Fannie Mae. These holdings had a book value of approximately $103 million as of June 30, 2008. Management determined that these investments are other than temporarily impaired, resulting in a writedown of approximately $93 million ($70 million after tax).

This impairment was computed in accordance with current accounting requirements, under which investments determined to be other than temporarily impaired are written down to their current fair value. Management currently expects that the ultimate recovery value for these investments will exceed current fair value, and as a result, that the ultimate loss will be less than the current charge to income.

SHARE REPURCHASE – during the quarter ended September 30, 2008:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 2.0 million shares of Torchmark Corporation common stock at a total cost of $116 million ($57.70 average cost per share). Year-to-date, the Company has repurchased 5.9 million shares at a total cost of $351 million at an average price per share of $59.18.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of underwriting revenue arises from asset accumulation products where revenue is subject to changes in the equity markets.

In addition, capital at the insurance companies is sufficient to support current operations. Management expects the ratio of the Company’s regulatory capital to Company Action Level required capital to be in the range of 305% to 315%, in line with recent years.

REVISED EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2008:

Torchmark projects that for the year ending December 31, 2008, net operating income per share, including the share buy-back program, will range from $5.85 to $5.89.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to

Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2007, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2008 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, October 23, 2008. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr. P. O. Box 8080 McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com